Exhibit 99.2

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer 908-541-8777
ENZON REPORTS SIGNIFICANT PROGRESS ON THE REDUCTION OF ITS DEBT
Only $12.5 million in 2008 debt remaining
BRIDGEWATER, NJ — February 14, 2008 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced it has successfully reduced the remaining portion of its 2008 debt to only $12.5 million. In August 2007, the Company strategically monetized 25 percent of its future royalties of PEG-INTRON for proceeds of $92.5 million. A portion of the proceeds were restricted for the sole purpose of eliminating the remaining 2008 debt balance. In addition to the purchases in the fourth quarter of 2007, the Company successfully purchased another $59.9 million on favorable terms in January 2008.
“We are pleased to have been successful in extinguishing such a significant portion of our outstanding 2008 debt balance ahead of the required timetable,” said Jeffrey H. Buchalter, chairman and chief executive officer of the Company. “Reducing the large debt burden we inherited is a great strategic accomplishment for Enzon.”
About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings on Forms 10K and 10Q with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.